Exhibit 99

NEWS RELEASE
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069 Tel. (440) 449-9600 • Fax (440) 449-9577
FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko
(440) 449-9669
For Immediate Release
Wednesday, April 30, 2008
NACCO INDUSTRIES, INC. ANNOUNCES
FIRST QUARTER 2008 RESULTS
          Cleveland, Ohio, April 30, 2008 — NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income for the first quarter of 2008 of $2.7 million, or $0.33 per diluted share, on revenues of $865.0 million compared with consolidated net income for the first quarter of 2007 of $6.6 million, or $0.80 per diluted share, on revenues of $803.9 million.
NACCO and Subsidiaries Consolidated First Quarter Highlights
          The Company reported a decrease in consolidated net income for the 2008 first quarter compared with the prior year. Key highlights of NACCO’s first quarter results included:
•	NACCO Materials Handling Group (“NMHG”) Wholesale’s net income was $7.9 million in 2008, compared with net income of $9.0 million in 2007. Increased sales prices and sales of higher-margin units and parts did not offset the effects of increased material and delivery costs, higher warranty and manufacturing costs and increased selling, general and administrative expenses. Included in the 2008 net income are $0.6 million, or $0.4 million net of taxes of $0.2 million, of additional restructuring charges for the Irvine, Scotland manufacturing restructuring program, and additional costs related to the same program of $2.0 million, or $1.3 million net of taxes of $0.7 million. Included in 2007 net income was a $2.5 million restructuring charge, or $1.6 million net of taxes of $0.9 million, for a restructuring program in The Netherlands.

•	NMHG Retail’s net loss of $0.6 million in 2008 decreased compared with the net loss of $3.7 million in 2007. As a result of programs put in place in 2007, significant progress was made toward achieving at least break-even results while building market position.

•	Hamilton Beach’s net loss was $2.8 million in 2008, compared with a net loss of $0.1 million in 2007. The increased net loss for 2008 resulted from lower sales volumes, increased product costs not fully offset by price increases and increased interest expense primarily due to increased borrowings related to a $110 million special cash dividend paid in May of 2007.

•	Kitchen Collection’s net loss was $3.2 million in 2008, compared with a net loss of $3.1 million in 2007.

•	North American Coal’s net income decreased to $3.8 million in 2008 from $6.8 million in 2007 primarily as a result of reduced royalty income, a decrease in lignite coal and limerock deliveries, higher costs of sales due to lower production and delivery levels at Mississippi Lignite Mining Company and increased commodity costs for diesel fuel, tires and steel at all consolidated mining operations.

•	NACCO and Other’s net loss of $2.1 million was comparable with a net loss of $2.2 million in 2007. Higher interest income in 2008 and the absence of $1.2 million, or $0.8 million net of taxes of $0.4 million, of Applica-related expenses incurred in 2007 were mostly offset by an increase in income tax expense.

Consolidated Outlook for 2008
          The economic environment continues to be very uncertain at this time for the consumer markets in which Hamilton Beach and Kitchen Collection participate and the capital goods markets in the United States in which NMHG participates. At NMHG, key improvement programs continue to be implemented. However, these programs will incur significant costs in 2008, especially in the first half of the year. Also, product price recoveries are expected to lag increased costs, which will contribute to a very difficult second quarter for NMHG. North American Coal and Hamilton Beach are likely to continue to have very difficult operating environments in 2008, which in turn are expected to lead to significantly reduced results in those businesses compared with 2007.
Detailed Discussion of Results
NMHG Wholesale — First Quarter Results
          NMHG Wholesale reported net income of $7.9 million on revenues of $677.9 million for the first quarter of 2008, compared with net income of $9.0 million on revenues of $590.7 million for the first quarter of 2007. First-quarter 2008 net income includes additional restructuring charges associated with the Irvine restructuring program announced in August 2007 of $0.6 million, or $0.4 million net of taxes of $0.2 million, and additional costs for the first quarter of 2008 of $2.0 million, or $1.3 million net of taxes of $0.7 million, primarily for accelerated depreciation and manufacturing inefficiencies as a result of the Irvine restructuring. First-quarter 2007 results included a $2.5 million pre-tax restructuring charge, or $1.6 million after a tax benefit of $0.9 million, related to a restructuring program implemented at NMHG Wholesale’s manufacturing facility in The Netherlands.
          Revenues increased 15 percent in the first quarter of 2008 compared with the first quarter of 2007 primarily as a result of favorable foreign currency movements in Europe, increased unit volume, mainly in South America, and a favorable shift in sales mix to higher-priced lift trucks in Europe. In addition, the effect of unit price increases implemented during late 2007 and early 2008 in the Americas and Europe, higher parts sales volume and the realignment of activities performed by the Asia-Pacific Wholesale and Retail groups contributed to the improvement in first-quarter 2008 revenues. First-quarter 2008 shipments increased to 22,341 units from shipments of 21,514 units in the first quarter of 2007. NMHG Wholesale’s worldwide backlog was approximately 29,100 units at March 31, 2008 compared with approximately 30,000 units at March 31, 2007 and 30,500 units at December 31, 2007.
          Net income in the first quarter of 2008 decreased compared with the first quarter of 2007 primarily as a result of a decrease in operating profit. The effect of higher prices and increased units and parts sales were more than offset by increased commodity costs of lead, steel and copper, increased freight costs and fuel surcharges, higher warranty and manufacturing costs in the Americas and Europe and an increase in selling, general and administrative expenses. Selling, general and administrative expenses increased primarily as a result of higher marketing costs for new product introductions, increased bad debt expense, primarily in Europe, and incremental costs from the realignment of activities performed by the Asia-Pacific Wholesale and Retail groups. These increases were partially offset by lower product liability expense as a result of better claims experience and a lower restructuring charge in the first quarter of 2008 compared with the first quarter of 2007.

NMHG Wholesale — Outlook
          NMHG Wholesale expects continued growth in lift truck markets in the remainder of 2008 in Europe and Asia-Pacific and a year-over-year decrease in the Americas market. Overall, the company expects modest increases in unit booking and shipment levels for 2008 compared with 2007 as a result of these market prospects and the launch of a newly designed line of electric counterbalanced lift trucks in late 2008. However, if U.S. economic conditions continue to deteriorate, sales of units and higher-margin parts could decline in 2008, which would adversely affect revenues and profit margins.
          Increases in material costs, specifically industrial metals and rubber, and fuel and freight costs are expected to continue to affect results unfavorably throughout 2008, but price increases implemented in 2007 and early 2008 are expected to offset most of these increased costs. The company will continue to monitor economic conditions actively and the resulting effects on costs, and will work to mitigate these increased costs through programs initiated in prior years, as well as through price increases when appropriate.
          Appreciation of currencies in countries where NMHG manufactures lift trucks for sale in the U.S. market and where NMHG buys components for its U.S. lift truck manufacturing operations has adversely affected earnings as the U.S. dollar continues to weaken against other currencies. To offset the effects of adverse currency movements, during 2007 NMHG Wholesale outsourced its welding and painting operations at its manufacturing facility in The Netherlands to a third party in a lower-cost country and announced an additional manufacturing restructuring program, which will phase out production of current products at its facility in Irvine, Scotland, change the product mix at its Craigavon, Northern Ireland facility and increase production at its Berea, Kentucky and Sulligent, Alabama plants in the United States and at its Ramos Arizpe facility in Mexico. These programs, projected to be completed in early 2009, are expected to reduce purchases of high cost euro- and British pound sterling-denominated lift trucks, materials and components, reduce freight costs, lessen NMHG’s exposure to future currency exchange rate fluctuations, reduce the manufacturing footprint of NMHG Wholesale’s European manufacturing locations, provide additional opportunities to source components from lower-cost countries and reduce working capital. The Irvine, Scotland and other related manufacturing restructuring programs are anticipated to generate savings beginning in 2008 and improve net results starting in 2009, and, at maturity, generate benefits which are expected to exceed $20 million in annual cost savings. However, the company anticipates future additional charges related to this manufacturing restructuring program of approximately $6.6 million during the remainder of 2008 and $0.5 million in 2009. These charges are in addition to the $10.2 million of pre-tax charges incurred during 2007 and the first quarter of 2008.
          NMHG Wholesale’s investment in long-term programs, particularly its significant new electric-rider lift truck program, which is expected to bring a full line of new products to market over the course of 2008 and 2009, and warehouse truck and big truck product development and manufacturing programs, are expected to continue to improve future results. The company continues to believe the programs in place and others in development will allow NMHG to achieve its nine percent operating profit margin goal in the 2011 or 2012 time frame.
NMHG Retail — First Quarter Results
          NMHG Retail, which includes the required elimination of intercompany transactions between NMHG Wholesale and NMHG’s wholly owned retail dealerships, reported a net loss for the first quarter of 2008 of $0.6 million on revenues of $21.0 million compared with a net loss of $3.7 million on revenues of $42.5 million for the first quarter of 2007.

          Revenues decreased primarily as a result of the sale of a retail dealership in Europe during the third quarter of 2007 and a realignment of activities performed by the Asia-Pacific Retail and Wholesale groups which was designed to improve the operational effectiveness of the Asia-Pacific retail operations. These decreases were partially offset by favorable foreign currency movements due to the strengthening of the Australian dollar and the British pound sterling compared with the U.S. dollar, higher revenues from improved rental and service performance in Asia-Pacific and increases in new unit and parts sales volume in Europe.
          NMHG Retail realized a $3.1 million reduction in net loss in the first quarter of 2008 compared with the first quarter of 2007 primarily as a result of streamlining Asia-Pacific’s retail operations. Increased revenues and margins at NMHG Retail’s remaining European dealership also contributed to the improvement in operations.
NMHG Retail — Outlook
          NMHG Retail’s key improvement programs, especially those implemented in Asia-Pacific during 2007, are expected to continue to have an increasingly favorable effect during 2008 and to assist the company in meeting its strategic objective of achieving at least break-even results while building market position.
Hamilton Beach — First Quarter Results
          Hamilton Beach reported a net loss of $2.8 million for the first quarter of 2008 on revenues of $95.2 million, compared with a net loss of $0.1 million for the first quarter of 2007 on revenues of $96.8 million.
          First-quarter 2008 revenues at Hamilton Beach decreased and the net loss increased compared with the first quarter of 2007. Primarily contributing to these unfavorable changes were decreases in unit sales volumes to key retailers in a U.S. consumer market constrained by weak consumer purchasing activity, reduced sales of certain higher-margin products, increased product costs not fully offset by price increases and higher product returns. Favorable foreign currency movements partially offset the decrease in revenues, while an increase in interest expense of $2.1 million pre-tax as a result of an increase in borrowings to pay a special cash dividend of $110 million in the second quarter of 2007 contributed to the decrease in net income.
Hamilton Beach — Outlook
          Hamilton Beach expects 2008 to be a very difficult year with results in 2008 well below those in 2007. Current economic factors affecting U.S. consumers, such as high gasoline prices, depressed home sales levels and mortgage debt concerns appear to be among factors creating a challenging retail environment. Further, Hamilton Beach expects continued significant pricing pressure from suppliers in 2008 due to increased commodity costs for resins, copper, steel, aluminum and an appreciating Chinese currency. While Hamilton Beach will work to mitigate these increased costs through price increases, the timing of such price increases on margin recovery is likely to affect results in 2008 adversely.
          Despite these near-term unfavorable factors, Hamilton Beach is focusing on continuing to strengthen its market position through product innovation, promotions and branding programs. Hamilton Beach introduced a strong assortment of new products during 2007, and further new product introductions are in the pipeline for 2008 and 2009, all of which are expected to favorably affect revenues. However, reduced consumer confidence and uncertainty in U.S. consumer markets makes volume prospects very difficult to predict with regard to price point and margin mix.

          Longer term, Hamilton Beach is working to improve revenues and profitability by focusing on developing innovative products and implementing cost-reduction and margin-enhancement programs while pursuing strategic growth opportunities.
Kitchen Collection — First Quarter Results
          Kitchen Collection reported a net loss of $3.2 million on revenues of $39.2 million for the first quarter of 2008, compared with a net loss of $3.1 million on revenues of $39.7 million for the first quarter of 2007.
          Kitchen Collection’s first quarter 2008 revenue decreased slightly compared with the prior year mainly due to the closure of unprofitable stores, partially offset by an increase in new store sales and an increase in Kitchen Collection® comparable store sales primarily as a result of higher average sales transactions. The net effect of opening new stores and closing unprofitable stores caused the number of KC stores to decrease to 197 at March 31, 2008 from 201 at March 31, 2007, while Le Gourmet Chef operated 72 stores at March 31, 2008 and March 31, 2007. Kitchen Collection and Le Gourmet Chef operated 198 and 74 stores at December 31, 2007, respectively.
          The net loss at Kitchen Collection increased slightly in the first quarter of 2008 compared with the first quarter of 2007 primarily due to lower margins at Le Gourmet Chef resulting from increased mark downs on products as part of a program to enhance Le Gourmet Chef® product offerings. A higher income tax benefit mostly offset the margin decrease.
Kitchen Collection — Outlook
          The uncertainty in the U.S. economy, a reduction in consumer confidence and high gasoline prices are expected to continue to affect consumer traffic to outlet mall locations and retail spending decisions unfavorably. Nevertheless, Kitchen Collection is hopeful there will be modest increases in revenues and improvements in operations primarily at Le Gourmet Chef in the remainder of 2008, largely in the second half of the year.
          With the significant exception of the distribution function, the integration of Le Gourmet Chef was completed in 2007. To improve distribution operations for Le Gourmet Chef® stores, Kitchen Collection is shifting the Le Gourmet Chef warehouse operations from a third-party warehouse service provider to a Kitchen Collection-managed distribution operation near its current company-operated distribution operations. This transition is expected to be completed early in the third quarter of 2008. In addition, key merchandising improvement programs at Le Gourmet Chef are expected to have an increasingly positive effect overall, especially in the second half of 2008. As a result, the Le Gourmet Chef operations are expected to improve over the course of 2008 compared with 2007.
          Longer term, Kitchen Collection expects to continue programs for its Kitchen Collection® store format which are designed to enhance its merchandise mix, store displays and appearance and optimize store selling space. Kitchen Collection also expects to achieve growth in the Le Gourmet Chef® outlet and traditional mall store formats, while maintaining disciplined cost control and implementing merchandising improvement programs. Overall, improvements in operations are expected not only in 2008, but also in 2009 and succeeding years.
North American Coal — First Quarter Results
          North American Coal’s net income for the first quarter of 2008 was $3.8 million on revenues of $32.3 million compared with net income of $6.8 million on revenues of $34.6 million for the first quarter of 2007.

          The following table provides a comparison of North American Coal’s lignite coal and limerock deliveries for the first quarter of 2008 compared with the first quarter of 2007.

	2008	2007
	(in millions)
Lignite coal deliveries (tons)
Consolidated mines	1.6	1.6
Unconsolidated mines	5.9	6.7

Total lignite coal deliveries	7.5	8.3

Limerock deliveries (cubic yards)	6.8	10.7

          Revenues decreased in the first quarter of 2008 compared with the 2007 first quarter primarily due to decreased deliveries at the limerock dragline mining operations resulting from lower customer requirements, mainly from a decline in the southern Florida housing and construction markets, an unfavorable decision in the ongoing Florida litigation, which has reduced operations at some of the customers’ quarries, and a reduction in royalty income attributable to the completion of mining in certain reserves by third parties in mid-2007. These decreases were partially offset by an increase in revenues at the San Miguel Lignite Mining Operations due to contractual pass-through of costs.
          Net income for the 2008 first quarter decreased compared with the 2007 first quarter primarily as a result of reduced royalty income, a decrease in earnings of unconsolidated mining operations due to customer power plant outages and higher costs of sales at Mississippi Lignite Mining Company due to the capitalization of fixed costs over lower production levels and higher costs for diesel fuel, tires and steel at all consolidated mining operations. In addition, North American Coal experienced an increase in other expense as a result of a charge for the ineffectiveness of interest rate swap contracts in the first quarter of 2008.
North American Coal — Outlook
          Overall, North American Coal expects results for 2008 to be well below 2007. Much of the anticipated decrease is expected to be the result of a reduction in total lignite coal deliveries in 2008 compared with 2007 primarily due to more customer power plant outage days in 2008, including an increased number expected in the second quarter, and to lower delivery requirements expected at its Mississippi Lignite Mining Company and higher costs of sales because of these lower production and delivery levels. Higher repair and maintenance expenses at Red River Mining Company and increased commodity costs for diesel fuel, tires and steel at all consolidated mining operations, which are not expected to be fully recovered in 2008 through contractual price escalation, are also expected to adversely affect results. In addition, lower royalty income, primarily as a result of the completion of mining certain reserves by third parties in mid-2007, and an increase in development expenses are expected in 2008 compared with 2007. Also contributing to the decrease between years will be the absence in 2008 of a $3.7 million pre-tax arbitration award received in the second quarter of 2007.
          Deliveries from the limerock dragline mining operations are also expected to decrease further in the remainder of 2008. Limerock customer projections for 2008 deliveries continue to reflect the ongoing decline in the southern Florida housing and construction markets. In addition, compliance with a July 2007 district court ruling and the expectation that North American Coal’s customers will need to apply for new permits in 2008 indicate further reductions in customer deliveries are likely.
          Over the longer term, North American Coal expects to continue its efforts to develop new domestic coal projects and is encouraged that more new project opportunities may become available, including opportunities for coal-to-liquids, coal gasification and other clean coal technologies. Further, the company continues to pursue additional non-coal mining opportunities.

NACCO and Other
          NACCO and Other, which includes the parent company operations and Bellaire, reported a net loss of $2.1 million for the first quarter of 2008, compared with a net loss of $2.2 million for the first quarter of 2007. The effects of increased interest income from higher levels of cash investments during the first quarter of 2008 and the absence of transaction expenses recognized in 2007 associated with the terminated Applica transaction of $1.2 million, or $0.8 million after a tax benefit of $0.4 million, were mostly offset by an increase in income tax expense.
NACCO and Other — Outlook
          During 2008, NACCO and Other results are expected to improve moderately as a result of increased interest income and reduced transaction-related expenses.
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Conference Call
          In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 1, 2008, at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 713-4213 (Toll Free) or (617) 213-4865 (International), Passcode: 28553420, or over the Internet through NACCO Industries’ website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 8, 2008. The online archive of the broadcast will be available on the NACCO Industries website.
Non-GAAP Measures
          For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.
Forward-looking Statements Disclaimer
     The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented in these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary’s operations include, without limitation:
     NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a worldwide basis, especially in the U.S. where NMHG derives a majority of its sales, (2) changes in sales prices, (3) delays in delivery or increases in costs of raw materials or sourced products and labor, (4) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (5) delays in or increased costs of restructuring programs, (6) customer acceptance of, changes in the prices of, or delays in the development of new products, (7) introduction of new products by, or more favorable product pricing offered by, NMHG’s competitors, (8) delays in manufacturing and delivery schedules, (9) changes in or unavailability of suppliers, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (12) acquisitions and/or dispositions of dealerships by NMHG and (13) changes mandated by federal and state regulation including health, safety or environmental legislation.
          Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in the consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of key component parts or sourced products, (5) delays in delivery or the unavailability of key component parts or sourced products, (6) changes in suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products and (10) increased competition, including consolidation within the industry.
          Kitchen Collection: (1) gasoline prices, weather conditions or other events or other conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) increased competition and (7) the ability to successfully integrate Le Gourmet Chef into Kitchen Collection.
          North American Coal: (1) weather conditions, extended power plant outages or other events that would change the level of customers’ lignite coal or limerock requirements, (2) weather or equipment problems that could affect lignite coal or limerock deliveries to customers, (3) changes in mining permit requirements that could affect deliveries to customers, including in connection with the ongoing Florida limerock mining litigation, (4) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (5) costs to pursue and develop new mining opportunities, including costs in connection with North American Coal’s joint ventures, (6) changes in U.S. regulatory requirements, including changes in power plant emission regulations and (7) changes in the power industry that would affect demand for North American Coal’s reserves.
About NACCO
          NACCO Industries, Inc. is an operating holding company with three principal businesses: lift trucks, housewares and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells, services and leases a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. NACCO Housewares Group consists of Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels, and The Kitchen Collection, Inc., a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets lignite coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company’s website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2008	2007
	(In millions, except per share data)
Total revenues	$865.0	$803.9

Gross profit	$127.6	$131.0

Earnings of unconsolidated project mining subsidiaries	$8.6	$9.3

Operating profit	$11.6	$15.0
Other income (expense)	(8.2)	(6.3)

Income before income taxes and minority interest	3.4	8.7
Income tax provision	0.7	2.2

Income before minority interest	2.7	6.5
Minority interest income	—	0.1

Net income	$2.7	$6.6

Basic and diluted earnings per share	$0.33	$0.80

Cash dividends per share	$0.5000	$0.4800

Basic weighted average shares outstanding	8.275	8.252
Diluted weighted average shares outstanding	8.282	8.267
(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2008	2007
	(In millions)
Revenues
NACCO Materials Handling Group Wholesale	$677.9	$590.7
NACCO Materials Handling Group Retail (incl. elims.)	21.0	42.5

NACCO Materials Handling Group	698.9	633.2

Hamilton Beach	95.2	96.8
Kitchen Collection	39.2	39.7
Housewares Eliminations	(0.6)	(0.4)

NACCO Housewares Group	133.8	136.1

North American Coal	32.3	34.6

Total	$865.0	$803.9

Depreciation, depletion and amortization
NACCO Materials Handling Group Wholesale	$9.9	$7.7
NACCO Materials Handling Group Retail (incl. elims.)	1.0	2.5

NACCO Materials Handling Group	10.9	10.2

Hamilton Beach	0.8	1.0
Kitchen Collection	0.7	0.6

NACCO Housewares Group	1.5	1.6

North American Coal	3.0	3.2
NACCO and Other	—	—

Total	$15.4	$15.0

Operating profit (loss)
NACCO Materials Handling Group Wholesale	$13.4	$14.0
NACCO Materials Handling Group Retail (incl. elims.)	(0.2)	(3.8)

NACCO Materials Handling Group	13.2	10.2

Hamilton Beach	(2.0)	0.7
Kitchen Collection	(5.5)	(4.9)
Housewares Eliminations	0.1	—

NACCO Housewares Group	(7.4)	(4.2)

North American Coal	6.5	9.5
NACCO and Other	(0.7)	(0.5)

Total	$11.6	$15.0

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended
	March 31
	2008	2007
	(In millions)
Other income (expense)
NACCO Materials Handling Group Wholesale	$(3.8)	$(2.5)
NACCO Materials Handling Group Retail (incl. elims.)	(0.5)	(1.0)

NACCO Materials Handling Group	(4.3)	(3.5)

Hamilton Beach	(2.9)	(0.9)
Kitchen Collection	(0.3)	(0.3)
Housewares Eliminations	—	—

NACCO Housewares Group	(3.2)	(1.2)

North American Coal	(2.5)	(1.6)
NACCO and Other	1.8	—

Total	$(8.2)	$(6.3)

Net income (loss)
NACCO Materials Handling Group Wholesale	$7.9	$9.0
NACCO Materials Handling Group Retail (incl. elims.)	(0.6)	(3.7)

NACCO Materials Handling Group	7.3	5.3

Hamilton Beach	(2.8)	(0.1)
Kitchen Collection	(3.2)	(3.1)
Housewares Eliminations	(0.3)	(0.1)

NACCO Housewares Group	(6.3)	(3.3)

North American Coal	3.8	6.8
NACCO and Other	(2.1)	(2.2)

Total	$2.7	$6.6

(All amounts are subject to annual audit by our independent registered public accounting firm.)